Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-154173

The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated February 28, 2011.

Pricing Supplement to the Prospectus dated April 6, 2009 and the Prospectus Supplement dated April 6, 2009 — No. 750 $ The Goldman Sachs Group, Inc. 4.70% Notes due 2021 Medium-Term Notes, Series D

We will pay you interest on your notes on a monthly basis at a rate of 4.70% per annum on the 15th of each month. The first such payment will be made on April 15, 2011.

If requested, we will redeem the notes prior to their stated maturity date upon the death of a beneficial owner who has owned the notes for at least six months. We call this feature the survivor’s option. The survivor’s option is subject to a limit of $250,000 on the permitted principal amount exercisable by the estate of the deceased beneficial owner in any calendar year and to a limit of two percent of the principal amount of all outstanding notes offered by this pricing supplement in any calendar year. We may waive those limits in our discretion. Any notes accepted for repayment through the exercise of the survivor’s option normally will be repaid on the earlier of the June 15th or December 15th interest payment date that occurs 60 or more calendar days after the date of acceptance.

A valid redemption request requires the representative of the deceased beneficial owner to provide the information described on page PS-5 to the Trustee, together with a properly completed redemption request in the form of Appendix A to this pricing supplement. See “Additional Information About the Notes — Survivor’s Option to Request Repayment” on page PS-3 for more information.

	Per Note	Total
Initial public offering price	%	$
Underwriting discount	%	$
Proceeds, before expenses, to The Goldman Sachs Group, Inc.	%	$

The initial public offering price set forth above does not include accrued interest, if any. Interest on the notes will accrue from March 10, 2011 and must be paid by the purchaser if the notes are delivered after March 10, 2011.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this pricing supplement. Any representation to the contrary is a criminal offense.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Goldman Sachs may use this pricing supplement, the accompanying prospectus supplement and the accompanying prospectus in the initial sale of the notes. In addition, Goldman, Sachs & Co. or any other affiliate of Goldman Sachs may use this pricing supplement, the accompanying prospectus supplement and the accompanying prospectus in a market-making transaction in the notes after their initial sale. Unless Goldman Sachs or its agent informs the purchaser otherwise in the confirmation of sale, this pricing supplement, the accompanying prospectus supplement and the accompanying prospectus are being used in a market-making transaction.

Goldman, Sachs & Co.	Incapital LLC

Pricing Supplement dated March         , 2011.

SPECIFIC TERMS OF THE NOTES

Please note that in this section entitled “Specific Terms of the Notes”, references to “The Goldman Sachs Group, Inc.”, “we”, “our” and “us” mean only The Goldman Sachs Group, Inc. and do not include its consolidated subsidiaries. Also, in this section, references to “holders” mean The Depository Trust Company (DTC) or its nominee and not indirect owners who own beneficial interests in notes through participants in DTC. Please review the special considerations that apply to indirect owners in the accompanying prospectus, under “Legal Ownership and Book-Entry Issuance”.

This pricing supplement no. 750 dated March     , 2011 (pricing supplement) and the accompanying prospectus dated April 6, 2009 (accompanying prospectus), relating to the notes, should be read together. Because the notes are part of a series of our debt securities called Medium-Term Notes, Series D, this pricing supplement and the accompanying prospectus should also be read with the accompanying prospectus supplement, dated April 6, 2009 (accompanying prospectus supplement). Terms used but not defined in this pricing supplement have the meanings given them in the accompanying prospectus or accompanying prospectus supplement, unless the context requires otherwise.

The notes are a separate series of our debt securities under our Medium-Term Notes, Series D program governed by our Senior Debt Indenture, dated as of July 16, 2008 (2008 Indenture), between us and The Bank of New York Mellon, as trustee (Trustee). This pricing supplement summarizes specific terms that will apply to your notes. The terms of the notes described here supplement those described in the accompanying prospectus supplement and accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

Terms of the 4.70% Notes due 2021

Issuer: The Goldman Sachs Group, Inc.

Principal amount: $

Specified currency: U.S. dollars ($)

Type of Notes: Fixed rate notes (notes)

Denominations: $1,000 and integral multiples of $1,000 thereof

Trade date: March 7, 2011

Original issue date: March 10, 2011

Stated maturity date: March 15, 2021

Interest rate: 4.70% per annum

Original issue discount (OID): not applicable

Interest payment dates: the 15th of each month, commencing on April 15, 2011

Regular record dates: the first day of each month

Day count convention: 30/360 (ISDA)

Business day: New York

Business day convention: following unadjusted

Redemption at option of issuer before stated maturity: not applicable

Survivor’s option to request repayment: the notes are subject to repayment prior to the stated maturity upon the death of a beneficial owner who owned the notes for at least six months, if requested, subject to certain limitations, as described under “Additional Information About the Notes – Survivor’s Option to Request Repayment”

Listing: None

ERISA: as described under “Employee Retirement Income Security Act” on page 143 of the accompanying prospectus

CUSIP no.: 38141EY37

Form of notes: Your notes will be issued in book-entry form and represented by a master global note.

You should read the section “Legal Ownership and Book-Entry Issuance” in the accompanying prospectus for more information about notes issued in book-entry form

Defeasance applies as follows:

•	full defeasance — i.e., our right to be relieved of all our obligations on the note by placing funds in trust for the investor: yes

•	covenant defeasance — i.e., our right to be relieved of specified provisions of the note by placing funds in trust for the investor: yes

FDIC: The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

ADDITIONAL INFORMATION ABOUT THE NOTES

Book-Entry System

We will issue the notes as a master global note registered in the name of DTC, or its nominee. The sale of the notes will settle in immediately available funds through DTC. You will not be permitted to withdraw the notes from DTC except in the limited situations described in the accompanying prospectus under “Legal Ownership and Book-Entry Issuance — What Is a Global Security? — Holder’s Option to Obtain a Non-Global Security; Special Situations When a Global Security Will Be Terminated”. Investors may hold interests in a master global note through organizations that participate, directly or indirectly, in the DTC system.

Survivor’s Option to Request Repayment

Following the death of the beneficial owner of a note, so long as that note was owned by that beneficial owner or the estate of that beneficial owner for at least six months prior to the request, if requested by the authorized representative of the beneficial owner of that note (subject to the limitations described below), we agree to redeem any notes prior to the stated maturity unless the notes:

•	have been previously redeemed or otherwise repaid, or

•

have been declared due and payable before their stated maturity by reason of an event of default under the 2008 Indenture, as more fully described in the accompanying prospectus under “Description of Debt Securities We May Offer — Default, Remedies and Waiver of Default”.

Upon the valid exercise of the option to request repayment described in the preceding paragraph (Survivor’s Option) and the proper tender of that note for repayment (subject to the limitations described below), we will redeem that note, in whole or in part (but in amounts of not less than $1,000), at a price equal to 100% of the principal amount of the note plus any unpaid interest accrued to (but excluding) the date of repayment.

Incapital LLC has advised that it intends to make a market in the notes. Depending on market conditions, including changes in interest rates, and our creditworthiness, the value of the notes may be greater than their principal amount plus any unpaid interest accrued. Accordingly, the authorized representative should contact Incapital LLC to determine the market price of the notes and should otherwise carefully consider whether to sell the notes to Incapital LLC or another market participant rather than redeeming the notes at the principal amount plus accrued interest pursuant to a request for redemption.

To be valid, the Survivor’s Option must be exercised by or on behalf of the person who has:

•

authority to act on behalf of the deceased beneficial owner of the note, including, without limitation, the personal representative or executor of the deceased beneficial owner or the surviving joint owner with the deceased beneficial owner, under the laws of the applicable jurisdiction, and

•	the right to sell, transfer or otherwise dispose of an interest in a note and the right to receive the proceeds from the note, as well as the principal and interest payable to the holder of the note.

The following will be deemed the death of a beneficial owner of a note, and the entire principal amount of the note so held will be subject to redemption by us upon request (with the limitations described below):

•

death of a person holding a beneficial ownership interest in a note as a joint tenant or tenant by the entirety with another person, a tenant in common with the deceased holder’s spouse or a tenant in common with a person other than such deceased person’s spouse;

•

death of a person who at the time of his or her death was a beneficiary of a revocable or irrevocable trust that holds a beneficial ownership interest in a note may, in the discretion of the Trustee, be deemed the death of a beneficial owner of that note, if such beneficial trust interest can be established to the satisfaction of us and the Trustee; and

•

death of a person who, at the time of his or her death, was entitled to substantially all of the beneficial ownership interests in a note regardless of whether that beneficial owner was the registered holder of that note, if entitlement to those interests can be established to the satisfaction of us and the Trustee.

In addition, a beneficial ownership interest will be deemed to exist:

•

in typical cases of nominee ownership, ownership under the Uniform Transfers to Minors Act or Uniform Gifts to Minors Act, community property or other joint ownership arrangements between a husband and wife; and

•	in custodial and trust arrangements where one person has all of the beneficial ownership interests in the applicable note at the time of his or her death.

We have the discretionary right to limit the aggregate principal amount of notes as to which exercises of the Survivor’s Option shall be accepted by us from authorized representatives:

•

of all deceased beneficial owners in any calendar year to an amount equal to 2% of the principal amount of all outstanding notes offered by this pricing supplement as of the end of the most recent calendar year (two percent aggregate limitation); and

•	of any individual deceased beneficial owner of notes to $250,000 in any calendar year ($250,000 limitation).

In addition, we will not permit the exercise of the Survivor’s Option except in principal amounts of $1,000 and integral multiples of $1,000 in excess thereof.

We may, at our option, redeem interests of any deceased beneficial owner in the notes in any calendar year in excess of the $250,000 limitation. Any optional redemption by us of this kind, to the extent it exceeds the $250,000 limitation for any deceased beneficial owner, will not be included in the computation of the two percent aggregate limitation for redemption of the notes for that or any other calendar year.

We may also, at our option, redeem interests of deceased beneficial owners in the notes in any calendar year in an aggregate principal amount exceeding the two percent aggregate limitation. Any optional redemption by us of this kind, to the extent it exceeds the two percent aggregate limitation, will not be considered in calculating the two percent aggregate limitation for any other calendar year.

Furthermore, any optional redemption by us with respect to a deceased beneficial owner’s interest in the notes is inapplicable with respect to any other deceased beneficial owner’s interest in the notes. In other words, we may waive any applicable limitations with respect to a deceased beneficial owner but not make the same or similar waivers with respect to other deceased beneficial owners.

Each election to exercise the Survivor’s Option will be accepted in the order that elections are received by the Trustee, except for any note the acceptance of which would contravene either the two percent aggregate limitation or the $250,000 limitation. Upon any determination by us to redeem notes in excess of the $250,000 limitation or the two percent aggregate limitation, notes will be redeemed in the order of receipt of redemption requests by the Trustee. Each tendered note that is not accepted in any calendar year due to the application of either the two percent aggregate limitation or the $250,000 limitation will be deemed to be tendered in the following calendar year in the order in which all such notes were originally tendered.

Notes accepted for repayment through the exercise of the Survivor’s Option normally will be redeemed on the earlier of the June 15th or December 15th interest payment date that occurs 60 or more calendar days after the date of the acceptance. For example, if the acceptance date of a note tendered through a valid exercise of the Survivor’s Option is May 1, 2011, and interest on that note is paid monthly on the 15th of every month, we would normally, at our option, repay that note on the interest payment date occurring on December 15, 2011, because the June 15, 2011 interest payment date would occur less than 60 days from the date of acceptance. Any redemption request may be withdrawn by the person(s) presenting the request upon delivery of a written request for withdrawal given by the participant on behalf of the person(s) to the Trustee not less than 30 days before the redemption date. If a note tendered through a valid exercise of the Survivor’s Option is not accepted, the Trustee will deliver a notice by first-class mail to the participant through whom the note was tendered that states the reason that note has not been accepted for redemption.

With respect to notes represented by a master global note (such as these notes), DTC or its nominee is the depositary and is treated as the holder of the notes and the institution that has an account with the depositary of the notes is referred to as the “participant”.

To obtain redemption pursuant to exercise of the Survivor’s Option for a note, the deceased beneficial owner’s authorized representative must provide the following items to the participant in DTC through which the beneficial interest in the note is held by the deceased beneficial owner:

•

a written request for redemption signed by the authorized representative of the deceased beneficial owner with the signature guaranteed by a member firm of a registered national securities exchange or of the Financial Institution Regulatory Authority, Inc. (FINRA) or a commercial bank or trust company having an office or correspondent in the United States and a written instruction to notify the Trustee of the authorized representative’s desire to obtain redemption pursuant to exercise of the Survivor’s Option;

•	appropriate evidence satisfactory to us and the Trustee:

(a)	that the deceased was the beneficial owner of the note at the time of death and his or her interest in the note was owned by the deceased beneficial owner or his or her estate for at least six months prior to the request for redemption,

(b)	that the death of the beneficial owner has occurred,

(c)	of the date of death of the beneficial owner, and

(d)	that the representative has authority to act on behalf of the beneficial owner;

•	if applicable, a properly executed assignment or endorsement;

•

tax waivers and any other instruments or documents that we or the Trustee reasonably require in order to establish the validity of the beneficial ownership of the note and the claimant’s entitlement to payment;

•

any additional information we or the Trustee reasonably require to evidence satisfaction of any conditions to the exercise of the Survivor’s Option or to document beneficial ownership or authority to make the election and to cause the redemption of the note; and

•

if the interest in the note is held by a nominee of the deceased beneficial owner, a certificate satisfactory to us and the Trustee from the nominee attesting to the deceased’s beneficial ownership of such note.

After the representative provides the information to the participant, the participant will then deliver each of these items to the Trustee, and to Goldman, Sachs & Co. in its capacity as administrator of the Survivor’s Option on our behalf, together with evidence satisfactory to us and the Trustee from the participant stating that it represents the deceased beneficial owner. The participant will then need to deliver to the Trustee a request for redemption substantially in the form attached as Appendix A to this pricing supplement.

All questions regarding the eligibility or validity of any exercise of the Survivor’s Option will be determined by us, in our sole discretion, which determination will be final and binding on all parties.

Subject to arrangements with the depositary, payment for interests in the notes to be redeemed will be made to the depositary in the aggregate principal amount specified in the redemption requests submitted to the Trustee by the depositary that are to be fulfilled in connection with the payment upon presentation of the notes to the Trustee for redemption.

Additional redemption request forms for the exercise of the Survivor’s Option may be obtained from the Trustee at The Bank of New York Mellon at 2001 Bryan Street, 9th Floor, Dallas, TX 75201, Attention: Survivor Options Processing, telephone: (800) 254-2826, fax: (241) 468-6405.

During any time in which the notes are not represented by a master global note and are issued in definitive form:

•	all references in this section of the pricing supplement to participants and the depositary, including the depositary’s governing rules, regulations and procedures, will be deemed inapplicable;

•

all determinations that the participants are required to make as described in this section will be made by us, including, without limitation, determining whether the applicable decedent is in fact the beneficial owner of the interest in the notes to be redeemed or is in fact deceased and whether the representative is duly authorized to request redemption on behalf of the applicable beneficial owner; and

•	all redemption requests, to be effective, must:

—	be delivered by the representative to the Trustee, with a copy to us;

—	if required by the Trustee and us, be in the form of the attached redemption request with appropriate changes mutually agreed to by the Trustee and us to reflect the fact that the redemption request is being executed by a representative, including provision for signature guarantees; and

—	be accompanied by the note that is the subject of the redemption request or, if applicable, a properly executed assignment or endorsement, in addition to all documents that are otherwise required to accompany a redemption request. If the record holder of the note is a nominee of the deceased beneficial owner, a certificate or letter from the nominee attesting to the deceased’s ownership of a beneficial interest in the note must also be delivered.

United States Federal Income Tax Consequences

You should carefully consider, among other things, the matters set forth under “United States Taxation” in the accompanying prospectus supplement and the accompanying prospectus. The following discussion supplements the section “United States Taxation” in the accompanying prospectus supplement and the accompanying prospectus and is subject to the limitations and exceptions set forth therein.

Purchase, Sale and Retirement. If you are a United States holder, please see the discussion under “United States Taxation — Taxation of Debt Securities — United States Holders — Purchase, Sale and Retirement of the Debt Securities” in the accompanying prospectus for a description of the tax treatment when you sell or retire your notes. In addition, capital gain of a non-corporate United States holder that is recognized in taxable years beginning before January 1, 2013 is generally taxed at a maximum rate of 15% where the holder has a holding period greater than one year.

Medicare Tax. For taxable years beginning after December 31, 2012, a United States holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% tax on the lesser of (1) the United States holder’s “net investment income” for the relevant taxable year and (2) the excess of the United States holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). A holder’s net investment income will generally include its interest income and its net gains from the disposition of notes, unless such interest payments or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a United States holder that is an individual, estate or trust, you are urged to consult your tax advisors regarding the applicability of the Medicare tax to your income and gains in respect of your investment in the notes.

Backup Withholding and Information Reporting. Please see the discussion under “United States Taxation — Taxation of Debt Securities — Backup Withholding and Information Reporting” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on your notes. In addition, pursuant to recently enacted legislation, certain payments in respect of the notes made to corporate United States holders after December 31, 2011 may be subject to information reporting and backup withholding.

SUPPLEMENTAL PLAN OF DISTRIBUTION

The Goldman Sachs Group, Inc. and the underwriters for this offering named below have entered into a terms agreement and a distribution agreement with respect to the notes. Subject to certain conditions, each underwriter named below has severally agreed to purchase the principal amount of notes indicated in the following table.

Underwriters	Principal Amount of Notes
Goldman, Sachs & Co.	$
Incapital LLC
Citigroup Global Markets Inc.

Total	$

Notes sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this pricing supplement. The underwriters intend to purchase the notes from The Goldman Sachs Group, Inc. at a purchase price equal to the initial public offering price less a discount of     % of the principal amount of the notes. Any notes sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price of up to     % of the principal amount of the notes. Any such securities dealers may resell any notes purchased from the underwriters to certain other brokers or dealers at a discount from the initial public offering price of up to     % of the principal amount of the notes. If all of the offered notes are not sold at the initial public offering price, the underwriters may change the offering price and the other selling terms.

Please note that the information about the initial public offering price and net proceeds to The Goldman Sachs Group, Inc. on the front cover page relates only to the initial sale of the notes. If you have purchased a note in a market-making transaction by Goldman, Sachs & Co. or any other affiliate of The Goldman Sachs Group, Inc. after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

Each underwriter has represented and agreed that it will not offer or sell the notes in the United States or to United States persons except if such offers or sales are made by or through FINRA member broker-dealers registered with the U.S. Securities and Exchange Commission.

The Goldman Sachs Group, Inc. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, whether paid to Goldman, Sachs & Co. or any other underwriter, will be approximately $            .

The provision regarding the market-making activities of Goldman, Sachs & Co. described under “Plan of Distribution — Market-Making Resales by Affiliates” on page 142 of the accompanying prospectus does not apply to the notes. Goldman, Sachs & Co. does not intend to make a market in these notes. However, in the future, Goldman, Sachs & Co. or other affiliates of The Goldman Sachs Group, Inc. may decide to repurchase and resell the notes in market-making transactions, with resales being made at prices related to prevailing market prices at the time of resale or at negotiated prices. For more information about the plan of distribution and possible market-making activities, see “Plan of Distribution” in the accompanying prospectus and “Supplemental Plan of Distribution” in the accompanying prospectus supplement.

The notes are a new issue of securities with no established trading market. The Goldman Sachs Group, Inc. has been advised by Incapital LLC that they intend to make a market in the notes. Incapital LLC is not obligated to do so and may discontinue market-making at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes.

The Goldman Sachs Group, Inc. has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

Certain of the underwriters and their affiliates have in the past provided, and may in the future from time to time provide, investment banking and general financing and banking services to The Goldman Sachs Group, Inc. and its affiliates, for which they have in the past received, and may in the future receive, customary fees. The Goldman Sachs Group, Inc. and its affiliates have in the past provided, and may in the future from time to time provide, similar services to the underwriters and their affiliates on customary terms and for customary fees.

Conflicts of Interest

Goldman, Sachs & Co. is an affiliate of The Goldman Sachs Group, Inc. and, as such, has a “conflict of interest” in this offering within the meaning of FINRA Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of Rule 5121. Goldman, Sachs & Co. is not permitted to sell notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

APPENDIX A — FORM OF REDEMPTION REQUEST

The Bank of New York Mellon,

Attention: Survivor Options Processing,

2001 Bryan Street, 9th Floor,

Dallas, TX 75201

Telephone: (800) 254-2826

Fax: (241) 468-6405

with a copy to:

Goldman, Sachs & Co.,

PIPG — Americas,

200 West Street, 4th Floor,

New York, NY 10282-2198

Telephone: (212) 357-4612

Fax: (212) 428-1577

THE GOLDMAN SACHS GROUP, INC.

MEDIUM-TERM NOTES, SERIES D

4.70% Notes due 2021 (the “notes”)

CUSIP no. 38141EY37

The undersigned (the “Participant”) is, or is acting on behalf of, the beneficial owner of a portion of the notes specified above, which portion has an outstanding face amount equal to the amount set forth at the end of this redemption request notice. The undersigned hereby elects to exercise the Survivor’s Option as described under “Additional Information About the Notes — Survivor’s Option to Request Repayment” in the Pricing Supplement no. 750 dated March     , 2011 to the accompanying prospectus dated April 6, 2009 and the accompanying prospectus supplement dated April 6, 2009 (collectively, the “Pricing Supplement”).

The undersigned,                     , does hereby certify, pursuant to the provisions set forth in the Pricing Supplement and the Senior Debt Indenture dated as of July 16, 2008, as amended, modified or supplemented from time to time (the “2008 Indenture”), between The Goldman Sachs Group, Inc. (the “Issuer”) and The Bank of New York Mellon, as trustee (the “Trustee”), to The Depository Trust Company (the “Depositary”), to the Issuer and to the Trustee that:

1. [Name of deceased Beneficial Owner] is deceased.

2. [Name of deceased Beneficial Owner] had a $             beneficial interest in the above-referenced notes.

3. [Name of Representative] is [Beneficial Owner’s personal representative/other person authorized to represent the estate of the Beneficial Owner/surviving joint tenant/surviving tenant by the entirety/trustee of a trust] of [Name of deceased Beneficial Owner] and has delivered to the undersigned a request for redemption in form satisfactory to the undersigned, requesting that $             principal amount of such notes be redeemed in accordance with the Pricing Supplement and the 2008 Indenture. The documents accompanying such request, all of which are in proper form, are in all respects satisfactory to the undersigned and [Name of Representative] is entitled to have the notes to which this redemption request notice relates redeemed.

4. The Participant holds the beneficial interest in the outstanding face amount of the notes indicated at the end of this redemption request notice with respect to which this redemption request is being made on behalf of [Name of deceased Beneficial Owner].

5. The Participant hereby certifies that it will indemnify and hold harmless the Depositary, the Trustee and the Issuer (including their respective officers, directors, agents, attorneys and employees), against all damages, loss, cost, expense (including reasonable attorneys’ and accountants’ fees), obligations, claims or liability incurred by the indemnified party or parties as a result of or in connection with the redemption of notes to which this redemption request notice relates. The Participant will, at the request of the Issuer, forward to the Issuer a copy of the documents submitted by [Name of Representative] in support of the request for redemption.

6. On the redemption date for the notes to which this redemption request notice relates, the Participant will book a delivery vs. payment trade at a price equal to the applicable redemption value, facing The Bank of New York Mellon DTC participant code 1541.

7. The Participant acknowledges and understands that Incapital LLC has advised that it intends to make a market in the notes and that the value of the notes may be greater than their principal amount plus any unpaid interest accrued. The Participant has carefully considered and consulted with [name of Representative] as to whether a better price may be obtained by selling the notes to Incapital LLC or another market participant rather than redeeming the notes at principal amount plus any unpaid interest accrued to (but excluding) the date of repayment.

The undersigned hereby represents that it has been duly authorized by the Representative to act on behalf of the deceased Beneficial Owner.

Terms used and not defined in this redemption request notice have the meanings given to them in the Pricing Supplement. The redemption of the notes will be governed by the terms of the notes.

Face amount of notes to be redeemed:

$
(must be a multiple of $1,000 or integral multiples thereof)

IN WITNESS WHEREOF, the undersigned has executed this redemption request as of                     , 20    .

[PARTICIPANT NAME]

By:
Name:

(Title)

(Telephone No.)

(Fax No.)

(DTC participant account number, if any)

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this pricing supplement and the accompanying prospectus supplement and prospectus. You must not rely on any unauthorized information or representations. This pricing supplement is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this pricing supplement is current only as of its date.

Pricing Supplement

$

The Goldman Sachs Group, Inc.

4.70% Notes due 2021

Medium-Term Notes, Series D

Goldman, Sachs & Co.

Incapital LLC